July 2010 Pricing Sheet dated July 14, 2010 relating to Preliminary Terms No. 458 dated July 14, 2010 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Equity-Linked Notes due July 22, 2016
Based on the Value of the Dow Jones Industrial AverageSM
PRICING TERMS – JULY 14, 2010
Issuer:	Morgan Stanley
Issue price:	$10 per note
Stated principal amount:	$10 per note
Aggregate principal amount:	$5,000,000
Pricing date:	July 14, 2010
Original issue date:	July 23, 2010 (7 business days after the pricing date)
Maturity date:	July 22, 2016
Interest:	None
Underlying index:	Dow Jones Industrial AverageSM
Payment at maturity:
The payment due at maturity per $10 stated principal amount will equal:
$10 + supplemental redemption amount, if any; subject to the maximum payment at maturity
In no event will the payment due at maturity be less than $10 per note or greater than the maximum payment at maturity.

Supplemental redemption amount:	(i) $10 times (ii) the index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	100%
Maximum payment at maturity:	$19.50 per note (195% of the stated principal amount)
Index percent change:	(final average index value – initial index value) / initial index value
Initial index value:	10,366.72, which is the index closing value on the pricing date
Final average index value:	The arithmetic average of the index closing values on each of the determination dates, as determined on the final determination date.
Determination dates:	Each index business day during the period from and including April 19, 2016 to and including July 19, 2016 on which there is no market disruption event
CUSIP:	61759G588
ISIN:	US61759G5889
Listing:	The notes will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Note	$10	$0.35	$9.65
Total	$5,000,000	$175,000	$4,825,000
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.35 for each note they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution” in the accompanying prospectus supplement.

“Dow Jones Industrial AverageSM”, “Dow JonesSM” and “DJIASM” are service marks of Dow Jones & Company, Inc. and have been licensed for use by Morgan Stanley. The notes are not sponsored, endorsed, sold or promoted by Dow Jones & Company, Inc., and Dow Jones & Company, Inc. makes no representation regarding the advisability of investing in the notes.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 458 dated July 14, 2010
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.